News Release	General Growth Properties, Inc.
FOR IMMEDIATE RELEASE	110 N. Wacker Dr.
Chicago, Illinois 60606
312.960.5000 TEL
312.960.5484 FAX
CONTACT:
Bernard Freibaum
Chief Financial Officer
General Growth Properties
(312) 960-5252
General Growth Announces New Mortgage
Loans and the Sale of Two Office Buildings
Chicago, Illinois, January 17, 2008 — General Growth Properties, Inc. (NYSE: GGP) announced today the arrangement of three new mortgage loans on regional malls owned in joint ventures and the pending sale of two wholly owned office buildings.
One of the new loans is a five year interest only loan in the amount of $150 million, which will bear interest at a fixed rate of 5.05%. It will replace an existing mortgage loan in the amount of approximately $108 million and generate approximately $42 million of excess refinancing proceeds that will be distributed to the partners of the venture in which the property is held. Two additional ten year fixed rate loans, aggregating $181 million, have also been arranged. Loan payments will be interest only for the first three years and then will be based upon a thirty year amortization schedule for the remaining seven years. These two loans will replace existing loans in the amount of approximately $84 million, and will generate approximately $97 million of excess refinancing proceeds that will be distributed to the partners of the ventures in which the properties are held. The actual fixed rate of the interest on these two loans will be established on or prior to the day the loans are closed. All three of the aforementioned loans are expected to close on or before February 1, 2008.
Consistent with our previously announced capital roadmap for 2008 and 2009, the Company is currently negotiating with numerous lenders the terms and conditions of approximately eight to twelve new fixed rate long term mortgage loans on two joint venture assets and the remainder on wholly owned assets. Some of these new nonrecourse mortgage loans would be placed on unencumbered properties which would enable the Company to use 100% of the proceeds for working capital and/or to reduce other debt. With respect to those properties with existing mortgage debt, the new loans would in all cases be closed prior to the maturity date of the existing loan and would generate excess refinancing proceeds which would also be available for working capital and/or to reduce other debt. The Company currently expects to close on some or all of the aforementioned loans on or before March 31, 2008.

The Company has previously disclosed details of property mortgages that will mature during the second half of 2008. Although it is not possible to accurately predict the availability of commercial mortgage financing in the future, the Company believes that the supply of financing will increase later in the year. Accordingly, the Company does not believe that it is appropriate to currently seek commitments to replace other mortgages that will mature six or more months from now. Nevertheless, the Company expects to maintain continuous ongoing discussions with numerous sources of commercial mortgage funding and to obtain timely commitments for new long term fixed rate loans well in advance of scheduled mortgage maturity dates.
“General Growth is very proud of its 50+ year unblemished record of paying every single loan upon its maturity. This is a remarkable accomplishment. In the current impaired availability of credit environment, lenders prefer to make loans to highly qualified sponsors and operators like General Growth. As we are seeking very conservative loans with high debt service coverage and loan-to-values of only 50% - 60%, we are receiving significant levels of interest from lenders,” said Bernie Freibaum, CFO of GGP.
Finally, the Company has entered into a binding agreement to sell two wholly owned office buildings. The aggregate sale price is approximately $96 million which corresponds to an approximate 6% capitalization rate on property income. Due diligence has been completed and the transaction is expected to close prior to the end of January, 2008. The Company expects to report a gain of approximately $38 million.
GGP is one of the largest U.S.-based publicly traded Real Estate Investment Trusts (REIT) based upon market capitalization. The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 45 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. The Company is listed on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.
This press release contains forward-looking statements, including information regarding our expected liquidity and future financing transactions and property sales that have not yet closed. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the retail market, tenant occupancy and tenant bankruptcies, the level of indebtedness and interest rates, market conditions, land sales in the Master Planned Communities segment, the cost and success of development and re-development projects and our ability to successfully manage growth. Readers are referred to the documents filed by General Growth Properties, Inc. with the SEC, specifically the most recent report on Form 10-K, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.